Exhibit 99.1

Contacts:
Martin O’Grady Vice President, Chief Financial Officer	Amy Brandt Director of Investor Relations
Tel: +44 20 3117 1333 E: martin.ogrady@orient-express.com	Tel: +44 20 3117 1323 E: amy.brandt@orient-express.com

Media enquiries:
Vicky Legg
Director, Corporate Communications
Tel: +44 20 3117 1380
E: vicky.legg@orient-express.com

ORIENT-EXPRESS PROVIDES UPDATE ON STRATEGIC ACTIONS THAT DRIVE VALUE AND
FURTHER ENHANCE UNPARALLELED PORTFOLIO OF LUXURY PROPERTIES

•	Completes sale of The Westcliff, Johannesburg
•	Enters into agreement to sell Porto Cupecoy, Sint Maarten
•	Combined cash price for both transactions of $45.0 million
•	Re-opens main building of Copacabana Palace, Rio de Janeiro after extensive renovation
•	Announces renovation plans at Grand Hotel Europe, St. Petersburg and Charleston Place, South Carolina

Hamilton, Bermuda, December 14, 2012 -- Orient-Express Hotels Ltd. (“Orient-Express” or the “Company”) (NYSE: OEH) today announced several actions reflecting the Company’s strategy to increase the earnings power of its properties, optimize its unique portfolio of luxury travel assets, and further strengthen its balance sheet.  The Company is selling two non-strategic properties for a total of $45.0 million in cash, has re-opened the main building of Copacabana Palace in Rio de Janeiro after an extensive renovation, and has announced plans to commence significant renovations at two of its top-performing properties.

“We are moving forward aggressively in executing our portfolio optimization strategy.  Consistent with our ongoing focus on redeploying capital into core, high-value properties, we intend to use the proceeds from the divestitures of The Westcliff and the Porto Cupecoy residential project to provide capital for our active re-investment program, which is designed to drive revenue growth and substantial incremental value from our one-of-a-kind properties and to further strengthen our financial position,” said John M. Scott, President and Chief Executive Officer.

Mr. Scott continued: “The performance of our two recently refurbished Sicilian hotels – Grand Hotel Timeo and Villa Sant'Andrea – which delivered year-over-year local currency REVPAR growth of 25% for the nine months ended September 30, 2012 despite the challenging economic environment in Europe, shows the significant benefits of our portfolio re-investment strategy.  In addition, the renovation of the main building of Copacabana Palace, one of our premier properties and South America's most famous hotel, puts us in an excellent position to capitalize on the growing Brazilian market and the upcoming World Cup and Olympics.”

Completion of Sale of The Westcliff, Johannesburg
The Company has closed the previously announced sale of The Westcliff, Johannesburg.  The purchaser, a joint venture partnership between Albwardy Investment, a Dubai-based private investment company, and Hotels Properties Limited, based in Singapore, will retain Orient-Express as the manager of the hotel for a period of up to 12 months from closing while the new owner develops its long-term refurbishment plans.

Sale Agreement for Porto Cupecoy, Sint Maarten
Orient-Express has executed a definitive agreement to sell Porto Cupecoy, a real estate development in Sint Maarten, to a local buyer.  Orient-Express has retained ownership of four condominium units that were not part of the purchase agreement but are under contract.  The principal transaction is expected to close within the next 30 days.

The combined price of both transactions is $45.0 million in cash, with net proceeds of $41.1 million available to the Company for general corporate purposes.  The proceeds from the pending sale of the four condominium units at Porto Cupecoy are expected to contribute an additional $3.9 million to this total.

Completion of Renovation of the Main Building of Copacabana Palace, Rio de Janeiro
Orient-Express has completed the final phase of an approximate $20.0 million comprehensive refurbishment program at the main building of Copacabana Palace, a landmark property on Copacabana beach in Rio de Janeiro.  With a first phase in 2011, this program included the refurbishment of all 145 rooms and suites in the main building and significant enhancements to the lobby and public areas.  This iconic hotel is now fully operational and strong growth in 2013 is anticipated.

Renovations at Grand Hotel Europe, St. Petersburg and Charleston Place, South Carolina
During 2013, the Company plans to commence significant enhancement programs at two of its top-producing properties.  At the iconic Grand Hotel Europe in St. Petersburg, Russia, the Company will start a three-year project that will include the conversion of 19 rooms into six ultra-luxurious suites, including a two-bedroom presidential suite, a new food and beverage concept from a world-class restaurant designer, a fully renovated and expanded spa, and improved meeting rooms.  The Company is arranging a new $50.0 million loan agreement, which will provide $26.0 million for the renovation project, $5.2 million for the repayment of debt and costs, and the remaining $18.8 million for general corporate purposes.

Also during 2013, the Company will initiate a phased, three-year rooms refurbishment at Charleston Place, which is one of Orient-Express’ largest cash producers.  In the first phase, which will be carried out over four months during the hotel’s low season, the Company will renovate 145 keys.  This phase is expected to be partially funded by $9.2 million of additional borrowings on the hotel’s existing loan facility.

About Orient-Express Hotels Ltd.
Orient-Express Hotels Ltd. is a luxury hotel company and sophisticated adventure travel operator which seeks to deliver memorable experiences that are the ultimate expression of each destination's authentic culture.   The Company has offered exceptional luxury travel experiences since 1976, when it purchased Hotel Cipriani in Venice and then shortly thereafter recreated the celebrated Venice Simplon-Orient-Express, linking London, Paris and Venice, along with other European cities.   Today the Orient-Express brand embraces 45 hotel, cruise and luxury rail businesses in 22 countries, including distinctive properties such as Hotel Cipriani in Venice, Grand Hotel Europe in St Petersburg, Hotel Ritz Madrid, Mount Nelson Hotel in Cape Town, Copacabana Palace in Rio de Janeiro and Maroma Resort and Spa on Mexico’s Riviera Maya.  The Company also operates six luxury tourist trains, two river cruise operations and the ‘21’ Club, one of New York’s most iconic restaurants and watering holes.  www.orient-express.com

Safe Harbour Statement
This news release contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. These statements are based on management's current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Factors that may cause a difference include, but are not limited to, those mentioned in the news release, unknown effects on the travel and leisure markets of terrorist activity and any police or military response, varying customer demand and competitive considerations, failure to realize hotel bookings and reservations and planned property development sales as actual revenue, inability to sustain price increases or to reduce costs, rising fuel costs adversely impacting customer travel and Orient-Express' operating costs, fluctuations in interest rates and currency values, uncertainty of negotiating and completing proposed asset sales, debt refinancings, capital expenditures and acquisitions, inability to reduce funded debt as planned or to agree bank loan agreement waivers or amendments, adequate sources of capital and acceptability of finance terms, possible loss or amendment of planning permits and delays in construction schedules for expansion or development projects, delays in reopening properties closed for repair or refurbishment and possible cost overruns, shifting patterns of tourism and business travel and seasonality of demand, adverse local weather conditions, changing global or regional economic conditions and weakness in financial markets which may adversely affect demand, legislative, regulatory and political developments, possible challenges to Orient-Express' corporate governance structure, and the repercussions of Orient-Express Board's recent rejection of the October 18, 2012 proposal by Indian Hotels Company Limited to acquire Orient-Express. Further information regarding these and other factors is included in the filings by Orient-Express with the U.S. Securities and Exchange Commission.